Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200938

Prospectus

2,850,000 Ordinary Shares

of

Quotient Limited

This prospectus relates to the offer and resale from time to time of up to 2,850,000 ordinary shares of nil par value per share by the selling shareholders identified in this prospectus or in supplements to this prospectus. See “Selling Shareholders.” Of these 2,850,000 ordinary shares, 850,000 ordinary shares are issuable upon the exercise of our pre-funded warrants. The holders of the pre-funded warrants must pay an exercise price of $0.01 per share to purchase the ordinary shares underlying the pre-funded warrants (or the warrant shares).

The 2,000,000 ordinary shares and pre-funded warrants exercisable for 850,000 warrant shares to which this prospectus relates were issued to the selling shareholders in connection with a private placement. This prospectus does not necessarily mean that the selling shareholders will offer or sell those shares. We cannot predict when or in what amounts the selling shareholders may sell any of the shares offered by this prospectus. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are filing the registration statement pursuant to contractual obligations that exist with the selling shareholders.

We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders, except that we will receive the proceeds of any exercises of the pre-funded warrants, which, if received, would be used by us for working capital, operating expenses and general corporate purposes. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares other than the fees and disbursements of legal counsel to the selling shareholders. See “Selling Shareholders” and “Plan of Distribution.”

Our ordinary shares are listed on The NASDAQ Global Market under the symbol “QTNT.” On December 29, 2014, the closing sale price of our ordinary shares on The NASDAQ Global Market was $16.50 per share.

The selling shareholders identified in this prospectus from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No Jersey regulatory consent is required in respect of the offering subject of this prospectus and, consequently, no consent has been sought from the Jersey Financial Services Commission in connection with this prospectus.

The date of this prospectus is December 30, 2014

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (or the SEC) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of ordinary shares covered by this prospectus. Neither we nor the selling shareholders have authorized anyone to provide any information or to make any representations other than that contained in or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Do not rely upon any information or representations made outside of such sources. Neither we nor the selling shareholders take any responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders are making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any free writing prospectus prepared by us is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since such date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant made to you or for your benefit. Moreover, such representations, warranties or covenants were accurate only as of the date they were made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Our trademark portfolio includes both United States and foreign trademark registrations and pending United States and foreign trademark applications. Other trademarks or trade names referred to in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated by reference herein are generally referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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Certain market and industry data and forecasts included in or incorporated by reference in this prospectus were obtained from independent market research, industry publications and surveys, governmental agencies and publicly available information. We did not fund and are not otherwise affiliated with the third party sources that we cite. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the market or industry data presented or incorporated by reference herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

It is our present intention that all of our ordinary shares held in certificated form and not currently settled through the Depository Trust Company, or DTC, (including those ordinary shares offered by this prospectus) will be transferred and settled through the DTC system upon transfer pursuant to an effective registration statement or an applicable exemption under the Securities Act of 1933, as amended (or the Securities Act).

Cede & Co., as nominee for the DTC, will hold the securities sold hereby in certificated form on behalf of and as nominee for investors who purchase beneficial interests in securities. We and DTC have no contractual relationship. Investors who purchase the securities (although recorded as owners within the DTC system) are legally considered holders only of beneficial interests in those securities and will have no direct rights against us. Each security reflected within the DTC system will represent evidence of beneficial ownership of one certificated security held by Cede & Co. The securities reflected within the DTC system will be freely transferable with delivery and settlement through the DTC system. Our securities are issued in certificated form and beneficial interests in the securities as reflected in the DTC system are traded on The NASDAQ Global Market, or NASDAQ. References in this prospectus to the securities being listed or traded on The NASDAQ Global Market shall mean the beneficial interests in such securities held by Cede & Co. Investors may, through their broker, elect to withdraw their securities from the DTC system, receive a certificate and be listed as our legal security holders, subject to customary fees. Please see “Our Securities and Trading in the United States.”

Our fiscal year ends on March 31. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the twelve months ended March 31 of that year. For example, references to “fiscal 2014” refer to the twelve months ended March 31, 2014. Any reference to a year not preceded by “fiscal” refers to a calendar year.

For investors outside of the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our ordinary shares. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Unless the context requires otherwise, references in this prospectus to “Quotient,” the “Company,” “we,” “us” and “our” refer to Quotient Limited and its consolidated subsidiaries.

Overview

We are an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the development and commercialization of innovative tests for blood grouping and serological disease screening, commonly referred to as transfusion diagnostics. Blood grouping involves specific procedures performed at donor or patient testing laboratories to characterize blood, which includes antigen typing and antibody identification.

We have over 30 years experience manufacturing and supplying conventional reagent products used for blood grouping within the global transfusion diagnostics market. We are developing MosaiQTM, our proprietary technology platform, to better address the comprehensive needs of this large and established market. We believe MosaiQTM has the potential to be a transformative technology that will significantly reduce the cost of blood grouping in the donor and patient testing environments while improving patient outcomes.

We have designed MosaiQ™ to offer a breadth of diagnostic tests that is unmatched by any existing commercially available transfusion diagnostic instrument platform. Time to result for MosaiQ™ will be significantly quicker than existing methods for extended antigen typing and antibody identification and is expected to be equivalent to the time to result for current instrument platforms performing basic antigen typing. We believe that customer adoption of MosaiQ™ will lead to improved patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes using MosaiQ™ include the potential for reduced incidence of alloimmunization, where the patient develops antibodies to foreign antigens introduced to the body through transfused blood. MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•	full characterization of blood-group antigens and antibodies present in donor or patient blood, eliminating the need for routine manual testing typically undertaken by skilled technicians;

•	simplification of required consumables;

•	consolidation of multiple instrument platforms in donor testing laboratories;

•	significant reduction of sample volume requirements;

•	reduction of consumable and reagent waste; and

•	more streamlined processes for matching donor units to patients.

MosaiQ™ will comprise two separate consumables, one for blood grouping and one for serological disease screening, and a highthroughput instrument. We have commenced installing the manufacturing system for MosaiQ™ consumables and expect to complete formal validation studies of the system by September 30, 2015. Prototype units of the initial MosaiQ™ instrument are also forecast to be delivered to Quotient by the end of 2014. We plan to commence formal field trials for the consumables and the initial MosaiQ™ instrument in the second half of 2015 and we expect to file the necessary regulatory submissions to obtain FDA and other required marketing clearances in the first half of 2016. If approved for sale, we anticipate full commercial launch for MosaiQ™ in Europe during the second half of 2016 and in the United States during the first half of 2017.

Our internal feasibility study has demonstrated a high degree of concordance, across a range of key blood group specificities, between results generated using the MosaiQ™ methodology and results generated using predicate technologies for blood grouping. We used column agglutination technology (or CAT, a blood group testing system that incorporates microcolumns and glass bead microparticles) and, where CAT was not feasible, manual testing techniques as the predicate technologies for our internal feasibility studies. For antigen typing, the feasibility study demonstrated concordance of approximately 99% or greater for the majority of the key specificities tested. For antibody identification, the feasibility study demonstrated overall concordance of 99.7%. We expect these results to improve with further optimization of the individual reagent formulations, automation of the manufacturing processes for the MosaiQ™ consumable and greater automation of the testing processes.

In addition, results generated using the MosaiQ™ methodology demonstrated a high degree of concordance to predicate technologies screening blood for Cytomegalovirus (CMV) and Syphilis. The feasibility study was conducted in collaboration with Future Diagnostics and examined a total of 274 positive and negative samples. The feasibility study demonstrated concordance of 100% for Syphilis and 99.3% for CMV. As a result of the positive study results, we plan to complete the development and verification of the CMV and Syphilis assays for inclusion on the MosaiQ™ disease screening consumable.

We have a proven track record and significant expertise in product development, manufacturing and quality, uniquely tailored to the highly regulated transfusion diagnostics market. We have introduced a range of FDA-licensed products in the United States under the Quotient brand, which we sell directly to donor testing laboratories, hospitals, and independent testing laboratories. We have also increased our emphasis on the development, manufacture and sale of conventional reagent products to original equipment manufacturers, or OEMs, such as Ortho Clinical Diagnostics, Inc., Bio-Rad Laboratories, Inc. and Grifols S.A.

We currently derive revenue from a portfolio of products used for blood grouping, as well as whole blood controls used daily for quality assurance testing of third-party blood grouping instruments. We are developing additional conventional reagent products for our OEM customers and for sale directly in the United States under the Quotient brand.

Recent Developments

Private Placement of Ordinary Shares and Pre-funded Warrants

On November 25, 2014, we entered into subscription agreements with the selling shareholders for the private placement of 2,000,000 newly issued ordinary shares at a price of $9.50 per share and 850,000 newly issued pre-funded warrants at a price of $9.49 per warrant. Affiliates of Galen Partners LLP (or Galen), our largest shareholder, purchased 157,895 shares in the private placement.

The subscription agreements contain representations, warranties and covenants that are customary for transactions of this type.

Each pre-funded warrant is exercisable for one warrant share. Each pre-funded warrant has an initial exercise price of $0.01 per warrant share, is exercisable as of December 1, 2014, and will expire on December 1, 2017. Subject to limited exceptions, a holder of the pre-funded warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of our ordinary shares outstanding immediately after the exercise. The exercise price of the pre-funded warrants, and in some cases the number of warrant shares issuable upon exercise of the pre-funded warrants, will be subject to adjustment in the event of share splits, share dividends, combinations, rights offerings and similar events affecting our ordinary shares. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our ordinary shares are converted or exchanged for securities, cash or other property, or we sell, lease, license or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of the outstanding ordinary shares, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of such pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

In connection with the private placement, we also entered into registration rights agreements, dated November 25, 2014, with the selling shareholders pursuant to which we have agreed to file, within 30 days of the closing of the private placement, a registration statement with the SEC to register the 2,000,000 ordinary shares and the 850,000 warrant shares for resale, which registration statement is required to become effective within 90 days following the closing. We will be required to pay certain cash amounts as liquidated damages of one percent (1%) of the aggregate purchase price of the ordinary shares that are registrable securities per month (up to a cap of 10%) if we do not meet certain of our obligations under the registration rights agreements with respect to the registration of the ordinary shares.

For additional information, including copies of the subscription agreements and registration rights agreements, see our Current Report on Form 8-K filed with the SEC on November 26, 2014, which is incorporated by reference into this prospectus, and the foregoing summaries of the documents entered into in connection with the private placement are qualified in their entirety by reference to the definitive documents relating to such transactions, copies or forms of which are filed as exhibits to the registration statement of which this prospectus forms a part and such Form 8-K. See the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Corporate History and Information

Quotient Limited is a limited liability no par value company incorporated under the laws of Jersey, Channel Islands. Our registered address is Elizabeth House, 9 Castle Street, St. Helier, JE2 3RT, Jersey, Channel Islands. Our agent for service of process is our wholly owned U.S. subsidiary, Quotient Biodiagnostics, Inc., 301 South State Street, Suite S-204, Newton, Pennsylvania 18940.

We were incorporated in Jersey, Channel Islands in 2012. Our principal executive offices are located at Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 OPZ, United Kingdom, and our telephone number is 011-44-0131-445-6159. Our website address is www.quotientbd.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our securities.

THE OFFERING

Securities Offered by Selling Shareholders:	Up to 2,850,000 ordinary shares, including 850,000 warrant shares issuable upon exercise of the pre-funded warrants.

Ordinary shares(1):

Number of ordinary shares outstanding before this offering:	16,383,343

Number of ordinary shares to be outstanding after this offering:	17,233,343, assuming all pre-funded warrants are exercised. There is no assurance that the warrant holders will elect to exercise any or all of the pre-funded warrants.

Use of Proceeds:	Proceeds from the sale of the ordinary shares covered by this prospectus will be received by the selling shareholders. We will not receive any proceeds from such sale. We will, however, receive the proceeds of any exercises of the pre-funded warrants, which, if received, would be used by us for working capital, operating expenses and general corporate purposes.

Listing:	Our ordinary shares are listed on NASDAQ under the symbols “QTNT”.

Risk Factors:	Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of some of the risks relating to investment in our ordinary shares.

(1)	As of December 5, 2014.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, which is incorporated herein by reference and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our ordinary shares. Any of these risks could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, and other future conditions, and include estimates and projections. Forward-looking statements can be identified by words such as “strategy,” “objective,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “might,” “design” and other similar expressions, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in or incorporated by reference in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain, and are subject to numerous known and unknown risks and uncertainties.

Forward-looking statements include statements about:

•	the development, regulatory approval and commercialization of MosaiQTM, including our expected arrangements with one or more commercial partners;

•	the design of blood grouping and disease screening capabilities of MosaiQTM and the benefits of MosaiQTM for both customers and patients;

•	future demand for and customer adoption of MosaiQTM, the factors that we believe will drive such demand and our ability to address such demand;

•	our expected profit margins for MosaiQ™;

•	the size of the market for MosaiQ™;

•	the regulation of MosaiQTM by the U.S. Food and Drug Administration, or the FDA, or other regulatory bodies, or any unanticipated regulatory changes or scrutiny by such regulators;

•	future plans for our conventional reagent products;

•	the status of our future relationships with customers, suppliers, and regulators relating to our conventional reagent products;

•	future demand for our conventional reagent products and our ability to meet such demand;

•	our ability to manage the risks associated with international operations;

•	anticipated changes, trends and challenges in our business and the transfusion diagnostics market;

•	the effects of competition;

•	the expected outcome or impact of pending or threatened litigation;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our estimates regarding our capital requirements and capital expenditures, including our expenditures associated with the ongoing development of MosaiQTM and the expected cost of a new expanded manufacturing facility in Edinburgh, Scotland;

•	our anticipated cash needs, our expected sources of funding and our ability to obtain expected funding; and

•	our plans for executive and director compensation for the future.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. The inclusion of forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations that we contemplate will be achieved. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the factors referenced in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, which are incorporated by reference herein, including those set forth under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” therein. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements included in and incorporated by reference in this prospectus.

Many important factors, in addition to the factors described in this prospectus and the documents incorporated by reference herein, may adversely and materially affect our results as indicated in forward-looking statements. You should read this prospectus, the documents that we have incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, as well as any prospectus supplement or post-effective amendment, if required, completely and with the understanding that our actual future results may be materially different and worse from what we expect.

The forward-looking statements in this prospectus and the documents incorporated by reference herein represent our views as of the date of this prospectus or such document, as applicable. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Proceeds from the sale of the ordinary shares covered by this prospectus will be received by the selling shareholders. We will not receive any proceeds from such sale. We will, however, receive the proceeds of any exercises of pre-funded warrants which, if received, would be used by us for working capital, operating expenses and general corporate purposes.

The exercise price of the pre-funded warrants held by the selling shareholders is $0.01 per Ordinary Share. There can be no assurance the pre-funded warrants will be exercised by the selling shareholders at all.

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be made at the complete discretion of our Board of Directors and will depend on then existing conditions, including our results of operations, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those previously issued to the selling shareholders and those issuable to the selling shareholders upon exercise of the pre-funded warrants. For additional information regarding the issuances of ordinary shares and the pre-funded warrants, see “Prospectus Summary—Recent Developments—Private Placement of Ordinary Shares and Pre-funded Warrants” above. We are registering the ordinary shares in order to permit the selling shareholders and their donees, pledgees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to offer the shares, as well as any shares that we may issue or may be issuable by reason of any share split, share dividend or similar transaction involving these shares, for resale from time to time in the manner contemplated under “Plan of Distribution.” Except for the ownership of the ordinary shares and the pre-funded warrants or as otherwise set forth in the table and related footnotes below, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below, including the footnotes, lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders based in part on information provided to us by the selling shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder, based on its ownership of our ordinary shares, pre-funded warrants and warrants sold in our initial public offering, as of December 5, 2014, assuming exercise of the pre-funded warrants and warrants sold in the initial public offering held by the selling shareholders on that date, subject to the limitations on exercise set forth in the pre-funded warrants.

The fourth column lists the ordinary shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of the registration rights agreements with the holders of the ordinary shares and the pre-funded warrants, this prospectus generally covers the resale of that number of ordinary shares equal to the number of ordinary shares held by such holders and the number of warrant shares issuable upon exercise of the pre-funded warrants held by such holders, determined as if the outstanding pre-funded warrants were exercised, as applicable, in full, in each case, as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC. The fifth and sixth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus. However, because the selling shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of any sales. We do not know how long the selling shareholders will hold the shares before selling them. Information concerning the Selling Shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares Owned Prior to Offering		Percentage of Class Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering(1)	Percentage of Class Beneficially Owned After Offering(1)
Visium Balanced Master Fund, Ltd.(2)	1,733,940	(3)	9.99%	993,426	(4)	1,372,764	7.63%
Cormorant Global Healthcare Master Fund, L.P.(5)	1,500,000		8.94%	600,000		900,000	5.36%
Cox FLP, Ltd.(6)	412,289		2.52%	315,789		96,500	*
Arrowsmith/Ann Arbor(7)	105,262	(7)	*	105,262		—	*
Southwell Capital, L.P.(8)	26,315		*	26,315		—	*
Lawrence B. Levey, Trustee of the Lawrence B. Levey Trust u/a/d 9/11/06	26,315		*	26,315		—	*
Joseph M. Cohen	15,789		*	15,789		—	*
Jon M. Cohen	5,263		*	5,263		—	*
Joseph M. Cohen Family Limited Partnership(9)	5,263		*	5,263		—	*
Benjamin Ling	10,526		*	10,526		—	*
Gantcher Family Limited Partnership(10)	50,000		*	50,000		—	*
Foresite Capital Fund II, L.P.(11)	327,631		2.00%	327,631		—	*
Galen Partners(12)	6,037,397	(12)	36.41%	157,895		5,879,502	35.45%
Perceptive(13)	578,376	(13)	3.50%	210,526		367,850	2.23%

TOTAL				2,850,000

*	Represents beneficial ownership of less than one percent of the outstanding ordinary shares.
1.	The selling shareholders may offer and sell all or part of the ordinary shares covered by this prospectus, but no estimates can be made as to the amount of ordinary shares that will be held by the selling shareholders after the completion of this offering.
2.	Visium Asset Management, LP (or Visium LP) is the investment manager for Visium Balanced Master Fund, Ltd. (or Visium), and may be deemed to beneficially own all shares held by Visium. Visium LP disclaims beneficial ownership of all shares held by Visium, except to the extent of its indirect pecuniary interest therein. JG Asset, LLC (or JG), is the general partner of Visium LP and may be deemed to beneficially own all shares beneficially held by Visium LP. JG disclaims beneficial ownership of all shares beneficially owned by Visium LP, except to the extent of its indirect pecuniary interest therein. Jacob Gottlieb is the managing member of JG and may be deemed to beneficially own all shares beneficially owned by JG. Jacob Gottlieb disclaims beneficial ownership of all shares beneficially owned by JG, except to the extent of his indirect pecuniary interest therein. The address for Visium Balanced Master Fund, Ltd. is 888 Seventh Avenue, 22nd Floor, New York, New York 10019 c/o Visium Asset Management, LP. See “Certain Relationships and Related Party Transactions” regarding certain related party transactions involving Visium.
3.	Consists of 993,426 ordinary shares offered by this prospectus, representing 143,426 ordinary shares and 850,000 warrant shares that may be acquired upon exercise of the pre-funded warrants held by Visium, 617,104 ordinary shares and 944,574 warrants issued in the initial public offering. Beneficial ownership is calculated by excluding 632,250 ordinary shares that are issuable upon exercise of the pre-funded warrant, but may not be exercised as of December 5, 2014 due to certain provisions in the pre-funded warrants which limit the exercisability of the pre-funded warrants if, after giving effect to such exercise, the holder’s beneficial ownership of ordinary shares would exceed 9.99% (or the blocker provision).

4.	Determined without giving effect to the blocker provision described in the immediately preceding footnote.
5.	The address for Cormorant Global Healthcare Master Fund, LP (or Cormorant) is 100 High Street, Suite 1103, Boston, Massachusetts 02110. Cormorant Global Healthcare GP, LLC serves as the general partner of Cormorant, and Cormorant Asset Management, LLC serves as the investment manager of Cormorant. Bihua Chen serves as the managing member of Cormorant Global Healthcare GP, LLC and Cormorant Asset Management, LLC. Bihua Chen disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein. See “Certain Relationships and Related Party Transactions” regarding certain related party transactions involving Cormorant.
6.	The address for Cox FLP, Ltd. is 2100 McKinney Ave., Ste. 1700, Dallas, TX 75201. Berry Cox exercises voting, investment and dispositive power over the ordinary shares.
7.	The address for each of Arrowsmith Fund, Ltd. (or Arrowsmith) and Ann Arbor Partners, L.P. (or Ann Arbor) is 900 Third Avenue, 18th Floor, New York, NY 10022. 52,631 ordinary shares are held of record by Arrowsmith and 52,631 ordinary shares are held of record by Ann Arbor. James R. Hodge has voting, investment and dispositive power over the ordinary shares held of record by Arrowsmith and James R. Hodge and Isaac Robert Souede have voting, investment and dispositive power over the ordinary shares held by each of Arrowsmith and Ann Arbor.
8.	The address of Southwell Capital, LP is 1901 N. Akard St., Dallas, TX 75201. Wilson Jaeggli has voting, investment and dispositive power over the ordinary shares owned by Southwell Capital, LP.
9.	The Joseph M. Cohen Family Limited Partnership is owned equally by two trusts for the benefit of Jon Cohen and Jarrod Cohen.
10.	Gantcher Family Partners LLC is the general partner. Nathan Gantcher is the managing member of Gantcher Family Partners LLC.
11.	The address for Foresite Capital Fund II, L.P. is 101 California Street, Suite 4100, San Francisco, CA 94111. Foresite Capital Management II, LLC is the general partner of Foresite Capital Fund II, LP. James B. Tatanbaum is the managing member of Foresite Capital Management II, LLC. James B. Tatanbaum disclaims beneficial ownership of all shares beneficially owned by Foresite Capital Management II, LLC, except to the extent of his indirect pecuniary interest therein.
12.	The business address of Galen Partners is 680 Washington Blvd., Stamford, CT 06901. Includes 5,239,293 ordinary shares and 230,331 warrants held of record by Galen Partners V LP, 447,400 ordinary shares and 19,669 warrants held of record by Galen Partners International V LP and 150,704 ordinary shares held of record by Galen Management, LLC (collectively, “Galen Partners”). John Wilkerson, David Jahns, and Zubeen Shroff exercise voting, investment and dispositive rights over our securities held of record by Galen Partners. See “Certain Relationships and Related Party Transactions” regarding certain related party transactions involving Galen Partners.
13.	The address of Perceptive Life Sciences Master Fund Ltd. and Titan Perc. Ltd. is c/o Perceptive Advisors LLC, 499 Park Avenue 25th Flo., New York, NY 10022. 394,730 ordinary shares and 135,323 warrants are held of record by Perceptive Life Sciences Master Fund, Ltd. 60,740 ordinary shares and 18,310 warrants are held of record by Titan Perc, Ltd. Perceptive Advisors LLC is the advisor of Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd. Perceptive Advisors LLC and Joseph Edelman claim shared voting power and shared dispositive power over the shares held by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd. Mr. Edelman is the managing member of Perceptive Advisors LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the private placement:

•	We issued 157,895 ordinary shares to Galen Partners V, L.P. and Galen Partners International V, L.P. for an aggregate purchase price of $1,500,002.50;

•	We issued 143,426 ordinary shares and 850,000 pre-funded warrants to Visium Balanced Master Fund, Ltd. for an aggregate purchase price of $9,429,047; and

•	We issued 600,000 ordinary shares to Cormorant Global Healthcare Master Fund, L.P. for an aggregate purchase price of $5,700,000.

For additional description of transactions, since January 1, 2012, in which (a) we were a participant, (b) the amount involved exceeded $120,000 and (c) one or more of our executive officers, directors or 5% shareholders, or their immediate family members, had a direct or indirect material interest, see the sections “Certain Relationships and Related Transactions and Director Independence” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and “Relationships and Related Party Transactions” in our definitive proxy statement, filed September 22, 2014, which are incorporated herein by reference.

DESCRIPTION OF SECURITIES

General

Quotient Limited was originally formed as a private limited liability, no par value company named QBDG (Newco) Limited, on January 18, 2012 under the Companies (Jersey, Channel Islands) Law 1991 (referred to below, as amended, as the “Jersey Companies Law”) with the registered number 109886. The company changed its name to Quotient Biodiagnostics Holdings Limited on January 27, 2012, and changed its name to Quotient Limited on May 10, 2013. On April 3, 2014, the company’s status was changed to a public limited liability no par value company.

The registered office of Quotient Limited is at c/o Quotient Limited, P.O. Box 1075, Elizabeth House 9 Castle Street St Helier Jersey, Channel Islands, JE2 2QP and its principal executive office is at Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 OPZ, United Kingdom.

Introduction

It is our present intention that all of our ordinary shares held in certificated form and not currently settled through DTC (including those ordinary shares offered by this prospectus) will be transferred and settled through the DTC system upon transfer pursuant to an effective registration statement or an applicable exemption under the Securities Act. Any ordinary shares sold upon exercise of the warrants sold in our initial public offering, and warrant shares sold upon exercise of the pre-funded warrants, will, at least initially, be held in certificated form by Cede & Co., as nominee for DTC, which will establish accounts in its electronic system for participating brokerage firms. Investors who purchase these securities will be reflected within the DTC system, but will not appear on our official share register. Therefore holders of ordinary shares in “street name” through participating DTC brokerage firms will not be directly entitled to the rights conferred on our shareholders by our Articles of Association (or the Articles), or the rights conferred on shareholders of a Jersey company under the Jersey Companies Law, including rights related to voting and payments of dividends. Rather, holders of ordinary shares in “street name” through participating DTC brokerage firms must look to DTC as the shareholder of record. DTC, in turn, is expected to distribute to participating DTC brokerage firms dividend payments that we have remitted to DTC in a single lump sum, and to authorize participating DTC brokerage firms to coordinate voting matters. There is no contract or other agreement between us and DTC that requires DTC to perform any action with respect to investors reflected within the DTC system; however, investors may have rights enforceable against DTC (but not us) through their contractual relationship with participating DTC brokerage firms.

Investors who purchase beneficial interests in the DTC system in shares sold upon exercise of warrants must look solely to their brokerage firm, and in turn, DTC, for the payment of dividends, the exercise of voting rights and all other rights associated with our ordinary shares.

Investors who wish to hold their shares directly in certificated form, rather than indirectly through DTC’s electronic system, may request through their broker, who in turn will coordinate with Continental Stock Transfer & Trust Company, as our share registrar (transfer agent) that they be issued a share certificate. This may require payment of administrative fees and additional requirements by individual brokers in order to process trades of ordinary shares represented by share certificates through NASDAQ. Please see “Our Securities and Trading in the United States.”

Authorized and Issued Share Capital

We are a no par value company, meaning that our shares do not have any nominal or par value. Our constitutional documents permit us to issue an unlimited number of shares.

The issued share capital of our company as of December 5, 2014 was 16,383,343 fully paid ordinary shares of nil par value.

Warrants Sold in Initial Public Offering

The material terms and provisions of the warrants sold in our initial public offering are summarized below. For purposes of this description, we refer to these warrants as our IPO warrants. The following description is subject to, and qualified in its entirety by, the form of ordinary share purchase warrant, which is filed as an exhibit to our registration statement on Form S-1 filed with the SEC on April 23, 2014, and incorporated by reference into the registration statement of which this prospectus is a part. You should review a copy of the form of ordinary share purchase warrant for a complete description of the terms and conditions applicable to the IPO warrants.

Term. The IPO warrants are exercisable during the period beginning on July 24, 2014 and ending at 5:30 P.M. on October 25, 2015. The term can also be extended by us at our sole discretion.

Anti-Dilution Protection. The IPO warrants contain full ratchet anti-dilution protection upon the issuance of any ordinary shares, securities convertible into ordinary shares or certain other issuances at a price below the then-existing exercise price of the IPO warrants, with certain exceptions. The terms of the IPO warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

Exercise Price. The exercise price of the IPO warrants is $8.80 per whole ordinary share. The exercise price is subject to adjustment in the event of certain share dividends and distributions, share splits, share combinations, share issuances, reclassifications or similar events affecting our ordinary shares, as well as the anti-dilution protection described above. The exercise price can also be lowered by us at our sole discretion.

Exercisability. Holders may exercise the IPO warrants beginning on July 24, 2014 and at any time during the applicable term of the IPO warrants. The IPO warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in cash for the number of our ordinary shares purchased upon such exercise.

Buy-In. In addition to any other rights available to the warrant holder, if we fail to deliver ordinary shares underlying IPO warrants in accordance with their terms of exercise, and if the warrant holder is required to purchase, or the warrant holder’s brokerage firm otherwise purchases, ordinary shares to deliver in satisfaction of a sale by the warrant holder of ordinary shares which the warrant holder anticipated receiving upon such exercise, then we shall, at the holder’s request and discretion, either (i) pay cash to the warrant holder in an amount equal to the warrant holder’s total purchase price (including brokerage commissions, if any) for the ordinary shares so purchased (the “Buy-In Price”), or (ii) promptly deliver ordinary shares and pay cash to the warrant holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ordinary shares, times (B) the VWAP on the date of exercise, as defined in the ordinary share purchase warrant.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the IPO warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the IPO warrant or round up to the next whole share.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the IPO warrants, the IPO warrants may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Authorized Shares. During the period the IPO warrants are outstanding, we will reserve from our authorized and unissued ordinary shares a sufficient number of shares to provide for the issuance of ordinary shares underlying the IPO warrants upon the exercise of the IPO warrants.

Exchange Listing. The IPO warrants are listed for trading on NASDAQ under the symbol “QTNTW.”

Fundamental Transactions. In the event of any fundamental transaction, as described in the IPO warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares, then upon any subsequent exercise of an IPO warrant the holder shall have the right to receive as alternative consideration, for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of share capital or common stock of the successor or acquiring corporation or of Quotient, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the IPO warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction other than one in which a successor entity that is a publicly traded corporation whose share capital or stock is quoted or listed for trading on an eligible market assumes the IPO warrants such that the IPO warrants shall be exercisable for the publicly traded shares or common stock of such successor entity, we or our successor entity shall, at the holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the fundamental transaction, purchase the IPO warrant from the holder by paying an amount of cash equal to the value of the remaining unexercised portion of the IPO warrant on the date of the consummation of such fundamental transaction, as determined by the Black Scholes option pricing model.

Right as a Shareholder. Except as otherwise provided in the IPO warrants or by virtue of such holder’s ownership of ordinary shares, the holders of the IPO warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their IPO warrants.

Waivers and Amendments. Any term of the IPO warrants issued in our initial public offering may be amended or waived with our written consent and the written consent of holders representing 66 2/3% of the ordinary shares issuable upon exercise of the IPO warrants then outstanding. The foregoing notwithstanding, we may extend the termination date and reduce the exercise price without the consent of the holders.

Enforceability of Rights by Holders of IPO Warrants. Continental Stock Transfer & Trust Co., or the warrant agent, will act solely as our agent under the warrant agent agreement described below and will not assume any obligation or relationship of agency or trust with any holder of any warrant. The warrant agent will have no duty or responsibility in case of any default by us under the IPO warrants, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of an IPO warrant may, without the consent of the warrant agent or the holder of any other IPO warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its IPO warrants.

Registration of Ordinary Shares. No IPO warrants will be exercisable unless at the time of exercise a registration statement under the Securities Act with respect to the ordinary shares issuable upon exercise of the IPO warrants is effective, a prospectus relating to ordinary shares issuable upon exercise of the IPO warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state or other jurisdiction of residence of the holder of the IPO warrants. Under the terms of the IPO warrants, we have agreed to meet these conditions by using our best efforts to maintain an effective registration statement and ensure a current prospectus relating to the ordinary shares issuable upon exercise of the IPO warrants until the termination date of the IPO warrants, and to use our best efforts to register such ordinary shares under the securities laws of the state or other jurisdiction of residence of the holders in the event an exemption is not available. However, we cannot assure you that we will be able to do so, and if we do not maintain an effective registration statement or current prospectus related to the ordinary shares issuable upon exercise of the IPO warrants, we may not be able to settle any such warrant exercise. In no event will we be required to net cash settle or cash settle any warrant exercise, subject to the buy-in rights described above. If we are unable to comply with our obligation to maintain an effective registration statement or current prospectus related to the ordinary shares issuable upon exercise of the IPO warrants, the IPO warrants may have no value, the market for the IPO warrants may be limited and the IPO warrants may expire worthless.

Warrant Agent Agreement. On May 23, 2014, we entered into a warrant agreement with Continental Stock Transfer & Trust Co. to act as agent for the IPO warrants. A holder of IPO warrants may exercise them by delivering to the warrant agent at its corporate trust department located at 17 Battery Place, 8th Floor, New York, New York 10004 a duly executed notice of exercise form, paying to the warrant agent the applicable aggregate exercise price by wire transfer or cashier’s check drawn on a U.S. bank and, to the extent required, surrendering to the warrant agent such IPO warrants for cancellation within the applicable time periods provided for in the IPO warrants.

Pre-Funded Warrants Sold in the Private Placement

The material terms and provisions of the pre-funded warrants are summarized below. The following description is subject to, and qualified in its entirety by, the form of pre-funded warrant, which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 26, 2014, which is incorporated by reference into this prospectus. You should review a copy of the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants.

Term. The pre-funded warrants are exercisable at the option of the holder on any business day not later than 5:00 P.M., New York time, on or after December 1, 2014 and on or before December 1, 2017.

Exercise Price. The pre-funded warrants provide for an exercise price of $0.01 per share.

Exercise Limitations. A pre-funded warrant holder will not have the right to exercise any portion of the pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us.

Anti-Dilution Protection. The exercise price of the pre-funded warrants, and in some cases the number of shares issuable upon exercise of the pre-funded warrants, will be subject to adjustment in the event of share splits, share dividends, combinations, rights offerings and similar events affecting our ordinary shares.

Exercisability. The pre-funded warrant holders must deliver an executed exercise notice, surrender the pre-funded warrants if required, and surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the pre-funded warrants.

Buy-in. In addition to any other rights available to the holder, if we fail to cause our transfer agent to transmit to the holder warrant shares in accordance with the terms of the pre-funded warrants, and if the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, ordinary shares to deliver in satisfaction of a sale by the holder of the warrant shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the ordinary shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of warrant shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the pre-funded warrants and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of ordinary shares that would have been issued had we timely complied with our exercise and delivery obligations hereunder.

No Fractional Shares. No fractional ordinary shares will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Transferability. The pre-funded warrants may be transferred only pursuant to a registration statement filed under the the Securities Act, or an exemption from such registration. Subject to such restrictions and subject to compliance with the applicable laws of Jersey, Channel Islands, we shall transfer the pre-funded warrants from time to time upon the books to be maintained by us for that purpose, upon surrender for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as we may reasonably require to establish that such transfer is being made in accordance with the terms of the pre-funded warrants, and a new pre-funded warrant shall be issued to the transferee and we shall cancel the surrendered pre-funded warrant.

Exchange listing We do not intend to list the pre-funded warrants on any securities exchange or automated quotation system.

Fundamental Transactions. In the event (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation and we are not the surviving corporation, or if (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, or (iii) any, direct or indirect, purchase offer, tender offer or exchange offer whether by us or another entity is completed pursuant to which holders of ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and such has been accepted by the holders of 50% or more of the outstanding ordinary shares, or (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group of persons acquires more than 50% of the outstanding ordinary shares (not including any ordinary shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

Amendment. The pre-funded warrants may be modified or amended or the provisions thereof waived with the written consent of our company and the holder.

Pre-IPO Resolution

Immediately prior to our initial public offering, we passed special and ordinary resolutions to:

(1) convert and re-designate all A ordinary shares, B ordinary shares, A preference shares, B preference shares and C preference shares in our share capital, in each case being of no par value, as ordinary shares of no par value in our share capital resulting in our authorized and issued share capital being 29,301,726 ordinary shares, and immediately following this conversion, consolidate the 29,301,726 ordinary shares then outstanding at a ratio of 32 new ordinary shares to every 100 issued ordinary shares, resulting in our authorized and issued share capital being 9,376,552.32 ordinary shares of no par value;

(2) adopt a new Memorandum and Articles of Association, in substitution for and to the exclusion of our existing Memorandum and Articles of Association, in order to give effect to the share conversions and to make certain amendments to our existing Articles of Association in contemplation of the initial public offering and listing of ordinary shares of no par value in our share capital on NASDAQ;

(3) immediately following the conversion of our shares and the adoption of the new Articles of Association, convert into and redesignate each fraction of an ordinary share held by a holder (as defined in the new Articles of Association), arising as a result of the share conversions, as the equivalent fraction of a redeemable ordinary share, redeemable at the option of the Board of Directors without notice for a redemption amount of US$1.00 per redeemable ordinary share (or fraction thereof);

(4) approve the 2014 Stock Incentive Plan, or 2014 Plan;

(5) allow any ordinary shares purchased or redeemed by us to be held as treasury shares in accordance Jersey Companies Law;

(6) consolidate an aggregate of 4,130,429 ordinary shares held by Quotient Biodiagnostics Group Limited, or QBDG, and an affiliate of Galen Partners LLP (the former holders of A preference shares) into an aggregate of 3,663,758 ordinary shares; and

(7) sub-divide an aggregate of 4,893,889 ordinary shares held by affiliates of Galen Partners LLP, Frederick Hallsworth, Brian McDonough and Tom Bologna (the former holders of B preference shares) into an aggregate of 5,360,559 ordinary shares.

Memorandum and Articles of Association

Public limited companies formed under the laws of Jersey are governed in general by two organizational documents, a Memorandum of Association and Articles of Association. The Memorandum of Association sets forth the basic constitutional details of the company and its authorized share capital. The Articles of Association set forth other general corporate matters, including the rights of shareholders and provisions concerning shareholder and director meetings and directors’ terms and fees. The full text of both our Memorandum of Association and Articles of Association are exhibits to the registration statement of which this prospectus forms a part and are also available at our website, www.quotientbd.com. Information contained on our website or that is accessible through it is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase the ordinary shares.

Quotient Memorandum of Association

Under the Jersey Companies Law, the capacity of a Jersey company is not limited by anything contained in its Memorandum or Articles of Association. Accordingly, we are able to operate in any markets and to provide any services which are legally permissible and that the directors deem appropriate. Our Memorandum of Association permits us to issue an unlimited number of shares and warrants.

Quotient Articles of Association

Voting rights

Each shareholder is entitled to one vote on a show of hands and to one vote per share held by such shareholder on a poll. There is no cumulative voting of shares.

Shareholders are ineligible to vote (unless our board determines otherwise) if any call or other sum presently payable by the shareholder to us in connection with such shares remains unpaid.

Transfer of Shares

Shareholders may transfer certificated shares through a customary share transfer form and the presentation of the applicable physical share certificate. Any of our shares purchased on NASDAQ represent only beneficial interests in the underlying aggregate certificated share position held by DTC. Transfers in “street name” through the DTC system are legally considered a transfer of the beneficial interest and are to be conducted in accordance with NASDAQ and DTC procedures.

Beneficial holders in “street name” may request at any time that actual ordinary shares in certificated form be registered in their name which would therefore accord them full rights as legal shareholders under Jersey law. Please see “Our Ordinary Shares and Trading in the United States.”

Our Board of Directors in its discretion may suspend the registration of transfers of shares for periods not exceeding 30 days in any year. Our Board of Directors may also decline to register transfers of shares:

•	that are not fully paid; and

•	upon which we have a lien.

If our Board of Directors declines to register a transfer of shares, we must notify the transferee within two months thereafter.

Dividends and Other Distributions

In order to be able to declare any dividends, our directors must issue a statutory solvency statement to the effect that, immediately following the date on which the dividends are proposed to be paid, the company will be able to discharge its liabilities as they fall due and, having regard to the prospects of the company and to the intentions of the directors with respect to the management of the company’s business and the amount and character of the financial resources that will in the view of the directors be available to the company, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the dividend is proposed to be paid (or until the company is dissolved on a solvent basis, if earlier).

Dividends must be apportioned and paid pro rata according to the amounts paid on shares, unless otherwise specified in the rights attached to a specific class or classes of shares. Dividends do not accrue interest and may, if unclaimed, be invested by our Board of Directors on our behalf until claimed. Any dividend unclaimed after a period of 12 years from the date of declaration of such dividend or the date on which such dividend became due for payment is forfeited and becomes our property.

Our Articles of Association provide that our Board of Directors may offer our shareholders the right to receive in lieu of any cash dividend (or part thereof) that we declare on our ordinary shares, such number of our ordinary shares that are (or nearly as possible) equivalent in value to the cash dividend, based on the market price of such shares determined in accordance with our Articles of Association.

Winding Up

If we are wound up (whether the liquidation is voluntary, under supervision, or by the courts of Jersey) the liquidator (or the board, where no liquidator is appointed) may, with the authority of a special resolution of our shareholders, divide among our shareholders part or all of our assets, or transfer any part of our assets to a trustee for the benefit of our shareholders.

Changes in Capital and Allotment of Securities

We may, by special resolution of our shareholders, alter our Memorandum of Association to increase or reduce the number of shares that we are authorized to issue, to consolidate all or any of our shares (whether issued or not) into fewer shares or to divide all or any of our shares (whether issued or not) into more shares, in each case in compliance with the Jersey Companies Law.

Subject to the provisions of the Jersey Companies Law, our board has the discretion to issue authorized but unissued shares.

Variation of Class Rights

The rights attaching to any class of shares may only be altered by written consent of holders of not less than two-thirds in number of the issued shares of that class, or by special resolution of the relevant class passed at a class shareholder meeting by the holders of not less than two-thirds in number of the issued shares of that class being voted in person or by proxy at such meeting.

Change in Control

There are no provisions in our Articles of Association which would have an effect of delaying, deferring or preventing a change in our control.

General Meetings

An annual general meeting and any other shareholders’ meeting (whether convened for the passing of an ordinary or a special resolution of our shareholders) shall be called by at least 14 clear days’ notice given to our shareholders, directors and our auditors.

Borrowing Powers

Our Board of Directors has the full authority to authorize our entry into agreements to borrow money, to grant security over our assets and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

Directors

We may, by resolution of our shareholders, vary the minimum or maximum number of directors (subject to a minimum of two directors). Currently the minimum number of directors is two and there is no maximum number of directors. We currently have eight members on our Board of Directors.

Shareholders are only able to appoint a person as a director at a shareholder meeting if (i) the relevant person has been recommended by our board or is a serving director who is retiring at that shareholder meeting; or (ii) if a shareholder (other than the person proposed as a director) who is entitled to attend and vote at that shareholder meeting has submitted written notice to us of their intention to nominate the relevant person during the period from (and including) the date that is 120 days before, to and including the date that is 90 days before, the first anniversary of the last annual general meeting of the Company meeting, along with a notice from the relevant person confirming their willingness to be appointed.

Directors are required to disclose any conflicts of interest with respect to any contract or proposed contract or any other arrangement or proposed arrangement with us.

Other Jersey, Channel Islands Law Considerations

Purchase of Own Shares

As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buy back or redemption have made a statutory solvency statement that, immediately following the date on which the buy back or redemption is proposed, the company will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buy back or redemption is proposed (or until the company is dissolved on a solvent basis, if earlier).

If the above conditions are met, we may purchase shares in the manner described below.

We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify:

•	the maximum number of shares to be purchased;

•	the maximum and minimum prices which may be paid; and

•	a date, not being later than 18 months after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to take part in such shareholder vote in respect of the shares to be purchased.

We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.

If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.

Mandatory Purchases and Acquisitions

The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.

Other than as described above, we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

No Pre-Emptive Rights

The Jersey Companies Law does not confer any pre-emptive rights to purchase our shares or warrants on our security holders.

Rights of Minority Shareholders

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Jersey Companies Law. There may also be common law personal actions available to our shareholders.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

COMPARISON OF JERSEY, CHANNEL ISLANDS LAW AND DELAWARE LAW

Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Jersey law:

Corporate Law Issue	Delaware Law	Jersey Law
Special Meetings of Shareholders	Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may legally require our directors to call a meeting of shareholders. The Jersey Financial Services Commission, or JFSC, may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Jersey Companies Law is a criminal offense on the part of a Jersey company and its directors and secretary.

Interested Director Transactions

Interested director transactions are permissible and may not be legally voided if:

•    either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company or one of its subsidiaries. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

	• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders.	A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Corporate Law Issue	Delaware Law	Jersey Law

Although it may still order that a director account for any profit, a court shall not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections of directors of the corporation under specified circumstances.

There are no provisions in the Jersey Companies Law relating to cumulative voting.
Approval of Corporate Matters by Written Consent

Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, prior notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered to the corporation.

Written consent (at a voting threshold specified in the Articles of Association (including unanimous) which may not be less than two-thirds) by shareholders entitled to vote on the matter may effect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of our auditors. Our Articles of Association provide that such written consent must be unanimous. Such consent shall be deemed effective when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution.

Business Combinations	With certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a Delaware corporation must be approved by the Board of Directors and a majority of the outstanding shares entitled to vote thereon.

Although our Articles of Association do not require shareholder approval of business combinations, the Jersey Companies Law (in the case of a merger) requires such approval by special resolution passed by at least two-thirds of the shares being voted in person or by proxy at a meeting or by unanimous written consent signed by each of the shareholders entitled to vote.

Corporate Law Issue	Delaware Law	Jersey Law
Limitations on Directors Liability and Indemnification of Directors and Officers

A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or shares barring redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under United States federal securities laws.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:

•    incurred in defending any proceedings (whether civil or criminal):

•    in which judgment is given in the person’s favor or the person is acquitted,

•    which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or

In addition, Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

•    which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

•    any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

Corporate Law Issue	Delaware Law	Jersey Law

In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

•    any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

•    any liability against which the company normally maintains insurance for persons other than directors.

Appraisal Rights

A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

No appraisal rights.
Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application.

Corporate Law Issue	Delaware Law	Jersey Law
There may also be common or customary law personal actions available to shareholders.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Inspection of Books and Records	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge.

The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its Articles or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

Corporate Law Issue	Delaware Law	Jersey Law
Amendments to Charter	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.	The Memorandum of Association and Articles of Association of a Jersey company each may only be amended by special resolution approved by holders of at least two thirds of the shares being voted in person or by proxy at a shareholder meeting or by written consent (at a voting threshold specified in the Articles of Association (including unanimous) which may not be less than two-thirds) signed by each of the shareholders entitled to vote. Our Articles of Association provide that such written consent must be unanimous.

OUR SECURITIES AND TRADING IN THE UNITED STATES

Our ordinary shares are currently trading on The NASDAQ Global Market, or NASDAQ.

Our Ordinary Shares in the United States Which Have Been Registered

Any ordinary shares sold through this offering have been registered with the SEC. In the United States, participating brokerage firms hold freely-tradable shares electronically (also referred to as “book-entry” or in “street name”) through the Depository Trust Company, or DTC, a third party that was founded and is owned by member brokerage firms. DTC then establishes an account in its electronic system and allocates interests in the securities among the brokerage firms, which in turn credit the accounts of brokerage customers. In accordance with market practice in the United States and system requirements of stock markets, any ordinary shares sold will be transferred to DTC. There is no contractual arrangement between us and DTC.

Accordingly, upon any sale of the ordinary shares, the selling shareholders will transfer a single share certificate for the ordinary shares, in the name of Cede & Co., the nominee used by DTC. Beneficial interests in these securities therefore are eligible for trading through a member brokerage firm and are held in electronic form through DTC. DTC has established an electronic account and allocated the beneficial interests in the certificated securities among its member brokerage firm accounts, who in turn credit the beneficial interests to the accounts of the brokerage customers. Under Jersey law, legal title to the securities that we are offering through this prospectus are registered in the name of Cede & Co. and held in certificated form. Persons who wish to derive the economic benefit of our securities based upon our quotation on NASDAQ own beneficial interests in our securities (each beneficial interest represents one security). DTC tracks ownership of such beneficial interests through its standard automated system. Under Jersey law, holders of beneficial interests in our shares are not Quotient shareholders and, accordingly, do not have the rights conferred on shareholders by our Articles of Association or the Jersey Companies Law. As the legal owner of the shares, Cede & Co. for DTC is entitled to enjoy and exercise all of the rights attaching to the shares. If you purchase beneficial interests in our ordinary shares, you must look solely to your broker or bank for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising in respect of our ordinary shares. Your broker or bank must, in turn, look solely to DTC for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising with respect to our ordinary shares. You may request through your broker to hold securities directly in certificated form instead of holding securities indirectly through DTC. Your broker may obtain on your behalf shares in certificated form through Continental Stock Transfer & Trust Company, our transfer agent. However, the conversion from a beneficial interest in securities legally owned by Cede & Co. as holder of legal title to the securities to actual securities, and vice versa, may require both time and the payment of processing fees to our transfer agent in addition to fees that may be levied by your brokerage firm. If you elect to hold shares directly in certificated form in your own name, which will be represented by a paper certificate, you will be a shareholder of our company and therefore you may be more easily able to exercise the shareholder rights attaching to the shares than would be the case where you hold beneficial interests in the shares held by Cede & Co. for DTC. Conversely, if you decide to hold your beneficial interests in the shares held by Cede & Co. for DTC through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank. Please consult with your broker or bank to determine those procedures. If you hold your beneficial interests in our shares through DTC, because you are not an actual shareholder of our company, you may look only to your broker or bank for recourse related to your beneficial interest in the ordinary shares.

Our Share Registrar (Transfer Agent)

We have retained Continental Stock Transfer & Trust Company to act as our share registrar and transfer agent in the U.S. Continental Stock Transfer & Trust Company may be contacted at 17 Battery Place, New York, NY 10004. Continental Stock Transfer & Trust Company and its affiliates in Jersey, Channel Islands are collectively responsible for managing both our legal share register in Jersey, Channel Islands and our interaction, including moving our shares into and out of, the DTC system. Our legal share register is kept at Elizabeth House, 9 Castle Street, St Helier, Jersey JE2 3RT.

Voting Rights

Holders of beneficial interests in the ordinary shares held by Cede & Co. for DTC are instructed by their brokerage firms on how to exercise the voting rights for the relevant ordinary shares. The voting rights of holders of ordinary shares are described under the heading “Description of Securities” in this prospectus. If you are a holder of beneficial interests in our ordinary shares through Cede & Co. for DTC, we have no legal obligation to mail to you any notice of our shareholders’ meetings. However, we may provide either DTC, or the designee of DTC’s participating brokerage materials related to shareholders’ meetings and the related notices of meeting. In turn, the designee may distribute copies of materials related to shareholders’ meetings or notices to you, if you are a holder of beneficial interests through DTC, through your brokerage firm. You may instruct your brokerage firm as to how you wish it to exercise the voting rights attached to the shares in which you hold beneficial interests. However, please note that there may be practical and legal limitations in voting such shares and there is no assurance the vote associated with the ordinary shares beneficially held on your behalf by DTC will be cast in a timely manner. Your sole recourse for any voting matters will be to your brokerage firm and DTC as you are not legally considered our shareholder under Jersey law.

Holders of shares in certificated form are shareholders of our company and will receive materials and notices of meeting directly from us or our designee. Voting materials must be submitted directly back to us or as the voting materials otherwise require.

Jersey, Channel Islands Regulatory Matters

It was a condition to the consummation of our initial public offering that, prior to the pricing of the sale of units in our initial public offering, a copy of this prospectus shall have been delivered to the registrar of companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the registrar shall have given, and not withdrawn, consent to its circulation such consent having been received on April 24, 2014.

It was a condition to the consummation of our initial public offering that, prior to the pricing of the sale of units in our initial public offering, the Jersey Financial Services Commission shall have given, and not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of units, ordinary shares and warrants by the company such consent having been received on April 24, 2014.

It must be distinctly understood that, in giving these consents, neither the registrar of companies nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the company or for the correctness of any statements made, or opinions expressed, with regard to it.

No Jersey regulatory consent is required in respect of the offering that is the subject of this prospectus and, consequently, no consent has been sought from the Jersey Financial Services Commission in connection with this prospectus.

If you are in any doubt about the contents of this prospectus you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.

The directors of the company have taken all reasonable care to ensure that the facts stated in this prospectus and the documents incorporated by reference herein are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this prospectus or the documents incorporated by reference herein, whether of facts or of opinion. All the directors accept responsibility accordingly.

It should be remembered that the price of securities and the income from them can go down as well as up.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 5, 2014, we have 16,383,343 ordinary shares outstanding. Of such shares, 5,000,000 ordinary shares were sold by us in our initial public offering, and 6,796 shares were issued pursuant to exercises of outstanding options and covered by a registration statement on Form S-8, and, unless held by persons designated under the Securities Act as our “affiliates,” may be freely resold without restrictions under the Securities Act. In addition, (i) 9,376,547 ordinary shares were sold by us in private placements prior to our initial public offering, and all such shares remain outstanding, and (ii) 2,000,000 ordinary shares were sold by us in the private placement, all of which remain outstanding. We may issue and sell (i) up to 4,000,000 additional ordinary shares upon exercise of the warrants sold in the initial public offering, (ii) up to 850,000 warrant shares upon exercise of the pre-funded warrants sold in the private placement to the selling shareholders, (iii) up to 1,348,236 ordinary shares upon exercise of outstanding options issued pursuant to equity incentive plans, of which 420,420 have vested, and (iv) 64,000 ordinary shares upon exercise of an outstanding warrant sold prior to our initial public offering.

Future sales of substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding options or warrants or the perception that those sales may occur, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise capital through sales of our equity securities.

We expect that any ordinary shares sold pursuant to the registration statement of which this prospectus forms a part will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144. Securities purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 described below. In addition, 4,000,000 ordinary shares issuable upon exercise of warrants sold in our initial public offering that are covered by a registration statement on Form S-1 and 767,386 ordinary shares issuable pursuant to options granted under the 2013 Enterprise Management Plan, or 2013 Plan, and 580,850 ordinary shares issuable pursuant to options granted under the 2014 Plan, that are covered by a registration statement on Form S-8, are freely tradable in the public market, subject to certain legal restrictions described below. Furthermore, 9,376,547 ordinary shares are “restricted securities,” as that term is defined in Rule 144. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held its shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held its shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

A person who is our affiliate or who was our affiliate at any time during the preceding three months and who has held its shares for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (i) 1% of the number of ordinary shares outstanding, which equals approximately 163,833 as of the date of this prospectus; and (ii) the average weekly trading volume of our ordinary shares on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, beginning 90 days after we become subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended (or the Exchange Act), any of our employees, directors, officers, consultants or advisors who acquired ordinary shares from us in connection with a written compensatory shares or option plan or other written agreement in compliance with Rule 701 is entitled to sell such shares in reliance on Rule 144 but without compliance with certain of the requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our affiliates may resell those shares without compliance with Rule 144’s minimum holding period requirements.

Share Options and Form S-8 Registration Statement

As of December 5, 2014, we had outstanding options to purchase an aggregate of 1,348,236 of our ordinary shares, 420,420 of which options were vested. We have filed a registration statement on Form S-8 under the Securities Act to register all of our ordinary shares subject to outstanding options issued under the 2013 Plan, 580,850 ordinary shares issuable pursuant to options granted under the 2014 Plan, and options and other awards issuable pursuant to the 2014 Plan. Accordingly, our ordinary shares registered under the registration statement on Form S-8 are available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

The following discussion is the opinion of Clifford Chance US LLP as to the material U.S. federal income tax consequences of an investment in an ordinary share based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service (“IRS”), and other administrative pronouncements of the Internal Revenue Service, all available as of the date hereof. This discussion is applicable to U.S. Holders (as defined below) that hold our ordinary shares as capital assets for U.S. federal income tax purposes (generally property held for investment).

For purposes of this discussion you are a “U.S. Holder” if you are a beneficial owner of a warrant or ordinary share that is:

•	an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax exempt organization;

•	a person holding our ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark to market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate or former U.S. citizen or long-term resident;

•	an investor that holds ordinary shares through a financial account at a foreign financial institution that does not meet the requirements for avoiding future withholding with respect to certain payments under Section 1471 of the Code;

•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	a person who actually or constructively owns 10% or more of our voting stock; or

•	a person whose “functional currency” is not the U.S. dollar.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds ordinary shares, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding ordinary shares you should consult your tax advisors.

The authorities upon which this discussion is based are subject to change, which could apply retroactively, and are subject to differing interpretations, either of which could affect the U.S. federal income tax consequences discussed below. This discussion does not address all of the U.S. federal income tax consequences that may apply to you in light of your particular circumstances. Moreover, this discussion does not address any state, local or non-U.S. tax consequences, or any aspects of U.S. federal tax law other than income taxation. If you are considering an investment in an ordinary share you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular circumstances at the time of such investment as well as any consequences arising under the laws of any other taxing jurisdiction.

The discussion below under “—Distributions” and “—Sale or Other Disposition of Ordinary Shares” is subject to the passive foreign investment company (“PFIC”) rules discussed under “—Passive Foreign Investment Company.” See the discussion under “—Passive Foreign Investment Company.”

Distributions on Ordinary Shares

Distributions will be includible in a U.S. Holder’s income as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax free return of capital, and the balance in excess of a U.S. Holder’s adjusted tax basis in the shares will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles, and, accordingly, U.S. Holders should expect that a distribution will generally be reported as a dividend (as discussed above) even if that distribution (or a portion thereof) would otherwise be treated as a tax-free return of capital or as capital gain. Such dividends will not be eligible for the dividends received deduction allowed to U.S. corporations for dividends received from other U.S. corporations.

Dividends received from a qualified foreign corporation are treated as qualified dividends provided that an investor holds the stock for at least 61 days within a specified 121-day period beginning on the date which is 60 days before the ex-dividend date and other requirements are satisfied. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Department of the Treasury guidance indicates that shares are considered to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ, where our ordinary shares are currently listed. Qualified dividends received by non-corporate U.S. Holders, including individuals, are taxed at the rates applicable to long-term capital gains, which are lower than the rates applicable to ordinary income. We should be treated as a qualified foreign corporation so long as we are listed on the NASDAQ. U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

Generally, dividends will constitute non-U.S. source “passive category” income for U.S. foreign tax credit purposes.

Sale or Other Taxable Disposition of Ordinary Shares

A U.S. Holder will recognize U.S. source capital gain or loss upon the sale or other taxable disposition of ordinary shares in an amount equal to the difference between the U.S. dollar value of the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year at the time of the sale or other taxable disposition. Certain non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors regarding how to account for sale or other disposition proceeds that are paid in a currency other than the U.S. dollar.

Medicare Contributions Tax

Certain U.S. Holders that are individuals, estates or certain trusts must pay a 3.8% tax on their “net investment income.” Net investment income generally includes, among other things, dividend income and net gains from the disposition of stock. A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Passive Foreign Investment Company

In general, a non-U.S. corporation is treated as a PFIC for any taxable year in which: (i) at least 75% of our gross income for such year is passive income or (ii) at least 50% of the value (determined on a quarterly basis) of our assets during such year is attributable to assets that produce or are held for the production of passive income (the “PFIC asset test”). For this purpose, passive income includes dividends, interest, certain royalties and rents and gains from the disposition of passive assets. If a non-U.S. corporation owns, directly or indirectly, at least 25% (by value) of the stock of another corporation, such non-U.S. corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the other corporation’s assets and receiving its proportionate share of the other corporation’s income.

Based on the projected composition of our income and value of our assets (determined using their fair market values), we do not currently expect to be a PFIC for the taxable year ending March 31, 2015 or the foreseeable future, although there can be no assurance in this regard because our status as a PFIC depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. A non-U.S. corporation is classified as a PFIC in any year in which it meets either the income or asset test discussed above, which depends on the actual financial results for each year in question. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we will value our goodwill based on the market value of our equity following this offering, a decrease in the price of our ordinary shares may also result in our becoming a PFIC. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we have raised.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or a U.S. Holder’s holding period for the ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares (which in the case of an ordinary share received upon exercise of a warrant, includes, for this purpose, both the holding period for the warrant and the holding period for the ordinary share);

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution in which we were a PFIC cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ordinary shares cannot be treated as capital, even if a U.S. Holder holds the ordinary shares as capital assets. In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. A U.S. Holder will be required to file Internal Revenue Service Form 8621 (or any other form specified by the U.S. Department of the Treasury) if such U.S. Holder holds our ordinary shares in any year in which we are a PFIC.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, a U.S. investor may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is “regularly traded” on a “qualified exchange.” In general, our ordinary shares will be treated as “regularly traded” for a given calendar year if more than a de minimis quantity of our ordinary shares is traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Our ordinary shares are currently listed on the NASDAQ, which should be a “qualified exchange” for this purpose. No assurance can be given that our ordinary shares will be regularly traded on a qualified exchange for purposes of the mark-to-market election.

If a U.S. Holder makes an effective mark-to-market election, such U.S. Holder will include in each year as ordinary income the excess of the fair market value of the ordinary shares at the end of the year over the adjusted tax basis in the ordinary shares. Such U.S. Holder will be entitled to deduct as an ordinary loss each year the excess of the adjusted tax basis in the ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. Any distributions that we make would generally be subject to the rules discussed above under “Distributions,” except that the lower rate applicable to qualified dividend income would not apply. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors about the availability and advisability of the mark-to-market election in their particular circumstances.

Investors in certain PFICs can elect to be taxed on their share of the PFIC’s ordinary income and net capital gain by making a qualified electing fund election (a “QEF election”), which, if made, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above under the excess distribution regime. We do not expect that a U.S. Holder will be eligible to make a QEF election with respect to our ordinary shares.

Each U.S. Holder is urged to consult its own tax advisor concerning the U.S. federal income tax consequences of holding warrants or ordinary shares if we are a PFIC in any taxable year during its holding period.

Holder Reporting Requirements

Non-corporate U.S. Holders, including individuals, that hold “specified foreign financial assets,” as defined in the Treasury regulations (which may include ordinary shares), other than in an account at a U.S. financial institution or the U.S. branch of a non-U.S. financial institution, are required to report certain information relating to such assets. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this and any other reporting requirements on their ownership and disposition of our warrants or ordinary shares. Failure to comply with applicable reporting requirements could result in the imposition of substantial penalties.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting on amounts received by such U.S. Holder from a distribution on, or disposition of ordinary shares, unless such U.S. Holder establishes that it is exempt from these rules. If a U.S. Holder does not establish that it is exempt from these rules, it may be subject to backup withholding on the amounts received unless it provides a taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax and the amount of any backup withholding from a payment that is received will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

You should consult your own tax advisors concerning the U.S. federal, state, local, and other tax consequences of purchasing, owning and disposing of warrants or ordinary shares in your particular circumstances.

Jersey, Channel Islands Taxation

The following summary of the anticipated treatment of our company and holders of ordinary shares (other than residents of Jersey, Channel Islands) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Prospective investors in our ordinary shares should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of our ordinary shares under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of Quotient

We are regarded as resident for tax purposes in Jersey, Channel Islands. On the basis that we are neither a financial services company nor a utility company for the purposes of the Income Tax (Jersey) Law 1961, as amended, we are subject to income tax in Jersey at a rate of 0%. Dividends on ordinary shares may be paid by us without withholding or deduction for or on account of Jersey income tax and holders of ordinary shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such ordinary shares.

Goods and Services Tax

Jersey charges a tax on goods and services supplied in the Island (which we refer to as GST). On the basis that we do not belong in Jersey for the purposes of the Goods and Services Tax (Jersey) Law 2007, GST is not chargeable on supplies of services made by us. Our Directors intend to conduct our business such that no GST will be incurred by us.

Stamp Duty

In Jersey, no stamp duty is levied on the issue or transfer of the ordinary shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situate in respect of a holder of ordinary shares domiciled in Jersey, or situate in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

If you are in any doubt as to your tax position you should consult your professional tax adviser.

CAUTIONARY STATEMENT ON THE ENFORCEABILITY OF CIVIL LIABILITIES

U.S. laws do not necessarily extend either to us or our officers or directors. We are organized under the laws of Jersey, Channel Islands. Certain of our directors and officers reside outside of the United States. Substantially all of the assets of both us and our directors and officers residing outside of the United States are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or those officers and directors within the United States.

Judgments of U.S. courts may not be directly enforceable outside of the United States and the enforcement of judgments of U.S. courts outside of the United States may be subject to limitations.

For example, we have been advised by our Jersey, Channel Islands counsel, Carey Olsen, that a judgment of a U.S. court is not directly enforceable in Jersey, Channel Islands. However, subject to the principles of private international law as applied by Jersey law, by which, for example, foreign judgments may be impeachable, if a final and conclusive judgment under which a debt or a definite sum of money is payable (excluding sums payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty or multiple damages) were obtained against the company or its directors or officers in any U.S. court having jurisdiction against the relevant party in respect of the relevant matter(s), (a) the courts of Jersey would, on an application properly made, recognize such judgment and give a judgment for liquidated damages in the amount of such judgment without reconsidering its merits and (b) such judgment of the courts of Jersey would thereafter be enforceable.

A judgment of a U.S. court will generally not be impeached by the courts of Jersey where the relevant U.S. court did not have jurisdiction to give the judgment, where it was obtained by fraud, where the recognition or enforcement of the judgment is contrary to public policy in Jersey or where the proceedings in which the judgment was obtained were opposed to natural justice.

Certain defendants may also qualify for protection under Protection of Trading Interests Act 1980, an act of the United Kingdom extended to Jersey and amended by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983, or the PTI Act. The PTI Act provides that no court in Jersey shall entertain proceedings at common law against a qualifying defendant (i) for multiple damages, in excess of that required for actual compensation, (ii) based on a provision or rule of law specified or described in an order made under the relevant section of the PTI Act (as of the date of this prospectus, we are not aware of any rule of law that has been so specified or described) or (iii) on a claim for contribution in respect of damages awarded by a judgment falling within (i) or (ii) above. A “qualifying defendant” for the purposes of the PTI Act is a citizen of the United Kingdom and Colonies, a corporation or other body corporate organized under the laws of the United Kingdom, Jersey or other territory for whose international relations the United Kingdom is responsible or a person carrying on business in Jersey.

Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the Unites States for liabilities under U.S. securities laws.

PLAN OF DISTRIBUTION

We are registering the ordinary shares previously issued and the warrant shares issuable upon exercise of the pre-funded warrants to permit the resale of these ordinary shares by the holders of the ordinary shares and pre-funded warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will, however, receive the proceeds of any exercises of pre-funded warrants which, if received, would be used by us for working capital, operating expenses and general corporate purposes. We will bear all fees and expenses incident to our obligation to register the ordinary shares, other than the fees and disbursements of legal counsel to the selling shareholders.

The selling shareholders may (subject to receipt by us and/or such selling shareholders of any applicable regulatory consents) sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them or issuable upon exercise of the warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In compliance with the Financial Industry Regulatory Authority, Inc. (or FINRA) guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. Further, regulatory consents may be required in Jersey, Channel Islands in connection with certain types of offers of ordinary shares by selling shareholders, including offers to more than 50 persons other than on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreements, other than the fees and disbursements of legal counsel to the selling shareholders. The total fees are estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered hereby will be passed upon for us by Carey Olsen, our Jersey, Channel Islands counsel, and certain other matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements appearing in the Annual Report on Form 10-K for the year ended March 31, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available for inspection and copying at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC’s website at www.sec.gov. We also maintain a website on the Internet with the address of www.quotientbd.com where you can find additional information. All internet addresses provided in this prospectus or any prospectus supplement are for information purposes only and are not intended to be hyperlinks. We are not incorporating by reference into this prospectus or any prospectus supplement the information on our website or any other website, and you should not consider our website or any other website to be a part of this prospectus, any prospectus supplement or other offering materials.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating “by reference”, we disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the following documents filed by us with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed June 27, 2014;

•	our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2014, filed November 13, 2014, and for the quarter ended September 30, 2014, filed August 6, 2014;

•	our Current Reports on Form 8-K filed November 26, 2014, November 5, 2014, October 31, 2014, September 10, 2014, August 6, 2014, July 23, 2014, May 30, 2014 and May 28, 2014;

•	Amendment No. 2 to Form 8-A/A filed on May 29, 2014; and

•	our definitive proxy statement on Schedule 14A, filed September 22, 2014;

provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules.

These documents contain important information about us, our business and our finances.

All of the documents that are incorporated by reference are available at the web site maintained by the SEC at http://www.sec.gov. In addition, if you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to the Company Secretary at Quotient Limited, 9 Castle Street, St Helier, JE2 3RT, Jersey, Channel Islands.